Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP
THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669
tel +1-415-773-5700
fax +1-415-773-5759
WWW.ORRICK.COM

June 4, 2012

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

Re:	$385,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as counsel to Levi Strauss & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) as of the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $385,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2022 (the “Exchange Notes”). The Exchange Notes will be issued under an indenture, dated as of May 8, 2012 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Company has filed the Indenture and the form of the Exchange Notes with the Commission as exhibits to a Current Report on Form 8-K and has filed this opinion letter with the Commission as an exhibit to the Registration Statement. The Exchange Notes will be offered in exchange for up to $385,000,000 aggregate principal amount of the Company’s outstanding 6 7/8% Senior Notes due 2022 issued on May 8, 2012.

We have examined the Registration Statement and the Indenture, including the form of the Exchange Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, upon the exchange of the Exchange Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Levi Strauss & Co.

June 4, 2012

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. By giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP